Exhibit 10.5

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This AGREEMENT (“AGREEMENT”) is made on this 2nd day of February 2005 by and among

(1)                   UNIVERSITY COLLEGE CARDIFF CONSULTANTS LIMITED (“LICENSOR”), a company incorporated under the laws of England and Wales whose address is 30-36 Newport Road, Cardiff, CF24 0DE, United Kingdom and

(2)                   CONTRAVIR RESEARCH INCORPORATED a Delaware limited liability company having a principal place of business located at 595 Stewart Avenue, Garden City, New York 11530 {“LICENSEE”)

RECITALS

A.                      LICENSOR was established, amongst other things, to hold, to manage and to exploit intellectual property generated by CARDIFF.

B.                      LICENSOR and REGA are the joint owners of the PATENT RIGHTS and the TECHNOLOGY RIGHTS.

C.                      Pursuant to the terms of an agreement dated 24 September 1998 as amended by a deed of variation dated 23 December 2004 LICENSOR has an irrevocable, exclusive worldwide right and licence under the PATENT RIGHTS and the TECHNOLOGY RIGHTS to manufacture, use, sell or otherwise deal in or with products utilising the PATENT RIGHTS and/or the TECHNOLOGY RIGHTS and/or incorporating the LICENSED SUBJECT MATTER together with the right to grant sublicenses thereunder.

D.                      LICENSOR desires to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD.

E.                       LICENSEE wishes to obtain a sublicense from LICENSOR to practice LICENSED SUBJECT MATTER in LICENSED TERRITORY in LICENSED FIELD.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

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TABLE OF CONTENTS

RECITALS	Page 1
I. EFFECTIVE DATE	Page 3
II. DEFINITIONS	Page 3
III. SUBLICENSE	Page 4
IV. CONSIDERATION, PAYMENTS AND REPORTS	Page 5
V. SPONSORED RESEARCH	Page 7
VI. PATENTS AND INVENTIONS	Page 7
VII. INFRINGEMENT BY THIRD PARTIES	Page 8
VIII. PATENT MARKING	Page 9
IX. INDEMNIFICATION AND INSURANCE	Page 9
X. USE OF NAMES OF LICENSOR, CARDLFF, REGA AND KUL	Page 10
XI. CONFIDENTIAL INFORMATION AND PUBLICATION	Page 10
XII. ASSIGNMENT	Page 11
XIII. TERM AND TERMINATION	Page 12
XIV. WARRANTY: SUPERIOR-RIGHTS	Page 14
XV. PARENT COMPANY GUARANTEE	Page 15
XVI. GENERAL	Page 15
SIGNATURES	Page 17
EXHIBIT 1	Page 18
EXHIBIT II	Page 20

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I.     EFFECTIVE DATE

1                                         This AGREEMENT is effective as of the date written above (“EFFECTIVE DATE”).

II.     DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1                               AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifly percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

2.2                               CARDIFF means Cardiff University (the public name of the University of Wales, Cardiff) which has an administrative address at 30-36 Newport Road, Cardiff, United Kingdom, CF24 0DE,

2.3                               KUL means Katholieke Universiteit Leuven which has administrative offices at Oude Markt 13, B-3000 Leuven, Belgium and is represented by its technology transfer office, KU Leuven Research and Development of Groot Beginjnhop 58-59, B-3000 Leuven, Belgium.

2.4                               LICENSED FIELD with respect to LICENSED SUBJECT MATTER shall mean all fields of use.

2.5                               LICENSED PRODUCTS means any product or service (a) comprising or derived from LICENSED SUBJECT MATTER and that is covered by: (i) a claim in a pending patent application which claim has not been finally disallowed without the possibility of appeal or refiling; or (ii) a claim in an issued, unexpired patent that has not been held invalid by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction; and/or (b) which uses or incorporates TECHNOLOGY RIGHTS unless LICENSEE can demonstrate to LICENSOR’s reasonable satisfaction that such TECHNOLOGY RIGHTS as are used or incorporated are not of a confidential nature and in assessing whether or not such TECHNOLOGY RIGHTS are of a confidential nature any such TECHNOLOGY RIGHTS that are in the public domain as a result of any act or omission by LICENSEE (other than the inclusion or reference to such TECHNOLOGY RIGHTS in a published application or issued patent) shall be deemed to be of a confidential nature.

2.6                               LICENSED SUBJECT MATTER means inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS.

2.7                               LICENSED TERRITORY means the whole world.

2.8                               NET SALES means, in the case of SALES on arm’s length terms, the annual gross revenues received from such SALES or, in the case of SALES not on arm’s length terms, the annual gross revenues that would have been received from such SALES had they been on arm’s length terms less, in each case, reasonable sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, reasonable outbound transportation actually prepaid or allowed, and reasonable amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount).

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2.9                               PARTIES shall mean LICENSOR and/or LICENSEE as the context requires; and parties shall mean LICENSOR and/or LICENSEE and/or GUARANTOR as the context requires,

2.10                        PATENT RIGHTS means LICENSOR and REGA’s rights in any patents, and/or patent applications, whether domestic or foreign, and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, including but not limited to supplementary protection certificates and any letters patent that issue thereon as defined in Exhibit 1 attached hereto,

2.11                        REGA means Rega Foundation whose address is Minderbroedersstraat 10, B-3000 Leuven, Belgium. Rega Foundation is a constituent of KUL.

2.12                        SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT by LICENSEE or any AFFILIATE for value to a person, firm, company or organisation other than LICENSEE.

2.13                        TECHNOLOGY RIGHTS means LICENSOR’s and REGA’s rights in any technical information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, or data in existence at the EFFECTIVE DATE, which are not claimed in PATENT RIGHTS but that are necessary for practicing PATENT RIGHTS.

III.     SUBLICENSE

3.1                               LICENSOR hereby grants to LICENSEE a royalty-bearing, and, subject to the provisions of sections 3.5 and 6.2 hereinbelow, exclusive sublicense under PATENT RIGHTS and ‘TECHNOLOGY RIGHTS to manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD. This grant is subject to Sections 14.2, and 14.3 hereinbelow, the payment by LICENSEE to LICENSOR of all consideration as provided herein and the timely payment of all amounts due under any related sponsored research agreement between CARDIFF and LICENSEE or between KUL and LICENSEE or between CARDIFF, KUL and LICENSEE in effect during this AGREEMENT.

3.2                               LICENSEE may grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that LICENSEE is responsible for such sublicensees, and for diligently collecting all amounts due to LICENSEE from such sublicensees. If any such sublicensee becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, acting under applicable law and in a timely manner, agrees to use its best reasonable efforts to collect all consideration owed to LICENSEE, including having the sublicense agreement confirmed or rejected in a court of proper jurisdiction, if commercially reasonable.

3.3                               LICENSEE must deliver to LICENSOR a true and correct copy of each sublicense granted by LICENSEE and any modification or termination thereof, within thirty (30) calendar days after execution, modification, or termination.

3.4                               If this AGREEMENT is terminated pursuant to Article XIII-Term and Termination, LICENSOR agrees to accept as successors to LICENSEE, existing sublicensees in good standing at the date of termination provided that each such sublicensee consents in

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writing to be bound by such of the terms and conditions of this AGREEMENT as LICENSOR requires.

3.5                               Nothing contained in this AGREEMENT shall be interpreted or construed in any way as preventing LICENSOR from permitting CARDIFF and/or KUL and/or RIGA to undertake or to Continue with any non-commercial research utilising PATENT RIGHTS, TECHNOLOGY RIGHTS and/or LICENSED SUBJECT MATTER.

IV.     CONSIDERATION, PAYMENTS AND REPORTS

4.1                               In consideration of rights granted by LICENSOR to LICENSEE under this AGREEMENT, LICENSEE agrees to pay to LICENSOR the following:

(a)                   A license fee in the amount of two hundred and seventy thousand dollars (US$270,000) which shall include all out-of-pocket expenses incurred by LICENSOR prior to the EFFECTIVE DATE in filing, prosecuting, enforcing and maintaining PATENT RIGHTS. This fee will not reduce the amount of any other payment provided for in this Article IV. The license fee shall be paid in two (2) installments, after the LICENSEE has received an invoice for the amount from LICENSOR and, in the case of the installment referred to in (ii) below, after LICENSEE has received from LICENSOR written documentation confirming that such sum has been paid or is owing by LICENSOR, as follows:

(i)                      one hundred and five thousand dollars (US$105,000) shall be paid within thirty (30) calendar days of the Effective Date; and

(ii)                   one hundred and sixty five thousand dollars (US$165,000) shall be paid within ninety (90) calendar days of the Effective Date;

(b)                   A running royalty equal to [*] percent ([*]%) of NET SALES for NET SALES up to and including [*] dollars (US$[*]), a running royalty equal to [*] percent ([*]%) of NET SALES for NET SALES in excess of  [*] dollars (US$[*]) and up to and including [*] dollars (US$[*]), and a running royalty equal to [*] percent ([*]%) of NET SALES for NET SALES in excess of [*] dollars (US$[*]);

(c)                    Milestone payments upon occurrence of the following milestone events:

(i)                      upon initiation of a Phase I clinical trial for a LICENSED PRODUCT, twenty five thousand dollars (US$25,000);

(ii)                   upon initiation of a Phase II clinical trial for a LICENSED PRODUCT, one hundred and twenty five thousand dollars (US$125,000);

(iii)                upon initiation of a Phase III clinical trial for a LICENSED PRODUCT, one hundred fifty thousand dollars (US$150,000):, and

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

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(iv)                upon approval of the first NDA for any LICENSED PRODUCT, two hundred fifty thousand dollars (US$250,000);

LICENSEE will notify LICENSOR within thirty (30) calendar days of each and any such milestone event being reached. LICENSEE will pay the above milestone payments to LLCENSOR in respect of each and every LICENSED PRODUCT that reaches such milestone event to which such payment relates and irrespective of whether it is LICENSEE or an AFFILLATE that initiates or is responsible for achieving the relevant milestone event PROVIDED THAT the milestone payments required by this section 4.1(c) shall apply only to (1) the first LICENSED PRODUCT reaching each milestone event for a first therapy area which relates to treatment of VZV and (2) the first LICENSED PRODUCT reaching each milestone event for a second therapy area which relates to treatment of HCMV; and PROVIDED FURTHER THAT nothing in this section 4. 1(c) shall oblige LICENSEE to make multiple milestone payments for the same milestone event for any therapy area or upon reaching milestone events in more than two therapy areas in total.

(d)                   For any sublicense pursuant to Section 3.2 hereinabove (other than a sublicense to an AFFILIATE), [*] percent ([*]%) of all royalties, up front payments, and milestone payments due to LICENSEE.

4.2                               LICENSEE in furtherance of the objectives of this AGREEMENT agrees to make or to procure that its AFFILIATES make good faith expenditures towards the clinical development of at least one LICENSED PRODUCT, in a minimum amount of two million dollars (US$2,000,000), such expenditures to be committed within thirty six (36) months following the EFFECTIVE DATE. Upon written request, LICENSEE shall provide to LICENSOR written documentation of such expenditures at the conclusion of such thirty six (36) month period.

4.3                               During the term of this AGREEMENT and for one year thereafter, LICENSEE agrees to keep complete and accurate records of its and its AFFILIATES’ SALES and NET SALES and its and its AFFILIATES Section 4.2 expenditures in sufficient detail to enable the royalties and other payments due hereunder and LICENSEE’s compliance with this AGREEMENT to be determined, LICENSEE agrees to permit LICENSOR or its representatives, at LICENSOR’s expense, to periodically examine LICENSEE’S and any AFFILIATES’ books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. If any amounts due to LICENSOR are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then LICENSEE will pay the cost of the examination plus accrued interest at eight percent (8%) per annum or the maximum rate allowed by law, whichever is lower. In the event that LICENSEE has overpaid any payment due to LICENSOR in an amount equal to or greater than five percent (5%) of the total, LICENSOR will return any such overpayment to LICENSEE after deduction of LICENSOR’s reasonable examination expenses.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

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4.4                               Within thirty (30) calendar days following each anniversary of the EFFECTIVE DATE, LICENSEE will deliver to LICENSOR a written progress report as to LICENSEE’s and any suhlicensee’s efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in LICENSED TERRITORY and LICENSEE’s and sublicensees’ commercialization plans for the upcoming year.

4.5                               All amounts payable hereunder by LICENSEE will be paid in United States dollars without set-off, deductions for taxes, assessments, fees, or charges of any kind.

4.6                               No payments due or royalty rates owed under this AGREEMENT will be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by LICENSOR. and another party, including, but not limited to, LICENSEE.

4.7                               LICENSEE shall not be obligated to pay multiple royalties to LICENSOR for a single LICENSED PRODUCT in the event said LICENSED PRODUCT is covered by more than one patent application and/or patent that is included in the PATENT RIGHTS.

4.8                               LICENSEE shall not be obliged to pay multiple milestone payments per milestone event to LICENSOR for a single LICENSED PRODUCT

4.9                               Any and all sums to be paid to LICENSOR pursuant to this Agreement shall be paid by LICENSEE to LICENSOR at six (6) calendar monthly intervals.

V.     SPONSORED RESEARCH

5.1                               If LICENSEE desires to sponsor research for or related to the LICENSED SUBJECT MATTER. and particularly where LICENSEE receives payments for sponsored research pursuant to a sublicense granted by LICENSEE under this AGREEMENT, LICENSEE (a) will notify CARDIFF and KUL in writing of all opportunities to conduct this sponsored research (including clinical trials, if applicable), (b) solicit research and/or clinical proposals from CARDIFF and KUL for this purpose, and (c) will give good faith consideration to funding the proposals at CARDIFF and KUL.

VI.     PATENTS AND INVENTIONS

6.1                               After the EFFECTIVE DATE, LICENSEE will at its sole cost and expense (a) within applicable time limits prosecute and, subject to the provisions of section 6.2 hereinbelow, maintain in force for the full term thereof all patent applications and patents comprised within PATENT RIGHTS together with any patents divided out therefrom, (b) within applicable time limits apply for, prosecute and, subject to the provisions of section 6.2 hereinbelow, maintain in force for the full term thereof all and any possible extensions to or continuations of any patents within PATENT RIGHTS including but not limited to supplementary patent certificates and (c) within applicable time limits file, prosecute and maintain in force any patent applications in respect of any improvements to PATENT RIGHTS developed or acquired by L1CENSEE after the EFFECTIVE DATE and any patents granted pursuant thereto or divided out therefrom and LICENSEE will prepare and file the appropriate patent applications, using an attorney or agent of LICENSEE’s choosing, and LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same. LICENSEE will promptly provide LICENSOR with a copy of any application filed by or on behalf of LICENSEE, as well as copies of any correspondence and documents received or filed by or on behalf of LICENSEE during filing, prosecution

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and/or maintenance of any such patent applications and patents including but not limited to all correspondence received from or sent to any patent offices relating (whether in whole or in part) to PATENT RIGHTS . LICENSOR agrees to provide copies of all information in its possession (including but not limited to data, reports or memoranda) necessary to LICENSEE for the prosecution of any current patent application comprised in PATENT RIGHTS.

6.2                               LICENSEE shall promptly notify LICENSOR if it does not intend (a) to pursue any patent application comprised within PATENT RIGHTS or relating to any improvements to PATENT RIGHTS developed or acquired by LICENSEE after EFFECTIVE DATE; and/or (b) to continue to maintain in force any patents within PATENT RIGHTS or relating to any improvements to PATENT RIGHTS. If LICENSEE does not intend to pursue any such patent application or to maintain in force any such patent, it will promptly notify LICENSOR such that LICENSOR, if it so wishes, may take over the prosecution of such patent application or the maintenance of such patent. LICENSOR may, at its sole option and discretion, file or prosecute or maintain such patent application or patent at its own expense. In respect of any patent application or patent relating to improvements to PATENT RIGHTS, LICENSEE shall assign to LICENSOR its entire right, title and interest in and to the invention which is the subject of such patent application and such patent application, subject to reimbursement of LICENSEE’s acquisition, maintenance and transfer costs, if applicable. LICENSEE agrees to co-operate with LICENSOR by making available all information in its possession (including but not limited to data, reports or memoranda) reasonably necessary to LICENSOR for the prosecution of any patent application or for the filing of any patent application in respect of any invention assigned by LICENSEE to LICENSOR hereunder. Where LICENSEE decides in accordance with this section 6.2 not to prosecute any patent application comprised within PATENT RIGHTS or to maintain in force any patent comprised within PATENT RIGHTS LICENSOR shall be entitled, at its option and in its sole discretion, on written notice to LICENSEE either to render the license granted to LICENSEE in respect of such patent or patent application non-exclusive or to terminate such licence.

6.3                               LICENSEE shall notify LICENSOR in good time, prior to making or attempting to make any change to or restriction of any claim of any patent application or patent comprised within PATENT RIGHTS to afford LICENSOR, at LICENSOR’s own expense, an opportunity to suggest an alternative to LICENSEE’s proposal.

6.4                               The PARTIES agree that they share a common legal interest to get valid enforceable patents and that LICENSOR and LICENSEE, will keep all privileged information received pursuant to this Section VI confidential.

VII.     INFRINGEMENT BY THIRD PARTIES

7.1                               LICENSEE, at its discretion and expense, may enforce any patent exclusively licensed hereunder against any infringement by third parties and is entitled to retain recovery from such enforcement, After reimbursement of LICENSEE’S reasonable legal costs and expenses related to such recovery, LICENSEE agrees to pay LICENSOR ten percent (I0%) of any recovery (including punitive damages) awarded for patent infringement. LICENSEE must notify LICENSOR in writing of any potential infringement within sixty

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(60) calendar days of knowledge thereof. If LICENSEE does not file suit against a substantial infringer within six (6) months of knowledge thereof, then LICENSOR may, at its sole discretion and expense, enforce any patent licensed hereunder on behalf of itself and LICENSEE, with LICENSOR retaining all recoveries from such enforcement and/or reduce the sublicense granted hereunder to non-exclusive with respect to the patent(s) at issue.

7.2                               In any suit or dispute involving an allegation of infringement, the PARTIES agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit reasonable access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

VIII.     PATENT MARKING

8.I                                 LICENSEE agrees to permanently and legibly mark all packaging containing individual LICENSED PRODUCT(S), documentation therefor, and when possible for actual LICENSED PRODUCT(S) SOLD by LICENSEE, and/or sublicensees of LICENSEE, LICENSED PRODUCTS with the number of any applicable patent(s) licensed hereunder in accordance with the relevant country’s patent laws, including Title 35, United States Code.

IX.      INDEMNIFICATION AND INSURANCE

9.1                               LICENSEE agrees to hold harmless and indemnify LICENSOR, CARDIFF, REGA, KUL and their respective officers, employees, students and agents from and against any and all claims, demands, causes of action, costs, expenses (including without limitation costs of suit and reasonable attorney’s fees), losses, damages and other liabilities of whatsoever nature and howsoever arising (including without limitation, any and all such things arising on account of any injury or death of persons or damage to property) caused by, or arising out of, or resulting from, the exercise or practice by LICENSEE, its sublicensees and/or their respective officers, employees, agents or representatives, of the rights granted hereunder and/or the manufacture, sale, offer for sale, use and/or import of LICENSED PRODUCTS; provided, however, that the following is excluded from LICENSEE’s obligation to indemnify and hold harmless:

the negligence or willful malfeasance by an officer, agent or employee of LICENSOR.

9.2                               In no event shall LICENSOR be liable for any:

(a)                   loss of contracts, loss of goodwill, loss of opportunity, loss of profits, loss of revenue:

financial or economic loss of any nature; or

indirect, special, consequential or punitive damages arising out of, or in connection with, this AGREEMENT or its subject matter, regardless of whether LICENSOR knows or should know of the possibility of such loss.

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The total aggregate liability of LICENSOR for all loss and damages of any kind relating to this AGREEMENT or its subject matter shall not exceed the amounts paid by LICENSEE to LICENSOR under this AGREEMENT pursuant to section IV during the one  (1) year period preceding the date of the first event that gave rise to such liability.

The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including, but not limited to, negligence), or any other grounds.

9.3                               Beginning at the time when any LICENSED SUBJECT MATTER is being distributed or sold (including for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, LICENSEE shall, at its sole cost arid expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate, and LICENSEE shall use reasonable efforts to have the LICENSOR, CARDIFF, REGA, KUL and their respective officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide; (i) product liability coverage; (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this AGREEMENT; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of LICENSEE’S liability with respect to its indemnification under this AGREEMENT.

9.4                               LICENSEE shall provide LICENSOR with written evidence of such insurance within thirty (30) days of its procurement. Additionally, LICENSEE shall provide LICENSOR with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

9.5                               LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any LICENSED PRODUCT is being commercially distributed or sold by LICENSEE or by a sublicensee or agent of LICENSEE; and (ii) the five (5) year period immediately after such period.

X.     USE OF NAMES OF LICENSOR, CARDIFF, REGA AND KUL

I0.1                          LICENSEE will not use the name of (or the name of any employee of) LICENSOR or CARDIFF or REGA or KUL in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance express written consent of LICENSOR or CARDIFF or REGA (as the case may be), such consent not to be unreasonably withheld.

XI.     CONFIDENTIAL INFORMATION AND PUBLICATION

11.1                        The parties each agree that all information contained in documents marked “confidential” and forwarded to one by the other (i) are to be received in strict confidence, (ii) used only for the purposes of this AGREEMENT, and (iii) not disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior

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written consent of the party disclosing the same, except to the extent that the recipient party can establish by competent written proof that such information:

(a)         was in the public domain at the time of disclosure;

(b)         later became part of the public domain through no act or omission of the recipient party, employees, agents, successors or assigns;

(c)          was lawfully disclosed to the recipient party by a third party having the right to disclose it;

(d)         was already known by the recipient party at the time of disclosure:

(e)          was independently developed by the recipient party without use of an other party’s confidential information; or

(f)           is required by law or regulation or by the rules of any regulatory or supervisory body to which the recipient party is subject or with whose rules it is necessary for the recipient party to comply to be disclosed.

11.2                        Each party’s obligation or confidence hereunder will be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. The obligation of confidence shall remain in force throughout the term of this AGREEMENT and for a period of five (5) years thereafter,

11.3                        Any party may disclose to the relevant Patent Office personnel confidential information of the other party, necessary for the purpose of advancing the prosecution of patents relating to the LICENSED SUBJECT MATTER and improvements, provided however, that the disclosing party will inform the non-disclosing party of the intention to disclose and the nature of the confidential information to be disclosed prior to making such disclosure and the non-disclosing party will, to the extent possible, be given an opportunity to suggest an alternative to the disclosure.

11.4                        Notwithstanding any other provision herein to the contrary, LICENSOR shall be free to disclose confidential information belonging to LICENSEE in confidence to REGA, KUL and CARDIFF and LICENSOR, CARDIFF, REGA and KUL shall each have the right to publish the general scientific findings from research related to LICENSED SUBJECT MATTER, with due regard to the protection of LICENSEE’S confidential information, LICENSOR and/or CARDIFF and/or REGA and/or KUL will submit the manuscript of any proposed publication to LICENSEE at least thirty 130) calendar days in advance of submission for publication, and LICENSEE shall have the right to review and comment upon the publication in order to protect LICENSEE’S confidential information. Upon LICENSEE’S request, publication may be delayed up to ninety (90) additional calendar days to enable LICENSEE to secure adequate intellectual property protection of LICENSEE’S confidential information that would otherwise be affected by the publication.

XII.     ASSIGNMENT

12.1                        This AGREEMENT may be transferred or assigned by LICENSEE without the prior written consent of LICENSOR provided that (a) no such transfer or assignment shall be

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effective until receipt by LICENSOR, in full and in cleared funds, of all monies due to LICENSOR pursuant to Section 4.1(a) hereinabove and (b) such transferee or assignee agrees in writing to be fully bound by the terms and conditions of this AGREEMENT.

12.2                        This AGREEMENT may be transferred or assigned at any time by LICENSOR without the prior written consent of LICENSEE provided that such transferee or assignee agrees in writing to be fully bound by the terms and conditions of this AGREEMENT.

XIII.     TERM AND TERMINATION

13.1                        Subject to Section 6.2 hereinabove and Sections 13.2, 13.3, 13.4 and 13.5 hereinbelow, the term of this AGREEMENT is from EFFECTIVE DATE to the date upon which the last of the last patent or the last continuation (whether in whole or in part), the last reissue, the last reexamination, the last extension to any patents or the last supplementary protection certificate in respect of any patents within PATENT RIGHTS expires.

13.2                        Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

(a)                                 automatically, if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise;

(b)                                 upon ninety (90) calendar days written notice from LICENSOR, if LICENSEE breaches or defaults on the payment or report obligations of Article IV, or use of name obligations of Article X, unless, before the end of the such ninety (90) calendar day notice period, LICENSEE has cured the default or breach to LICENSOR’s reasonable satisfaction, and so notifies LICENSOR, stating the manner of the cure;

(c)                                  upon thirty (30) calendar days written notice from LICENSOR, if LICENSEE fails to make the good faith expenditures detailed in Section 4.2 within the prescribed time period;

(d)                                 upon ninety (90) calendar days written notice from LICENSOR if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the such ninety (90) calendar-day notice period, LICENSEE has cured the default or breach to LICENSOR’s reasonable satisfaction and so notifies LICENSOR, stating the manner of the cure:

(e)                                  at any time by mutual written agreement between LICENSEE and LICENSOR subject to any terms herein which survive termination;

(f)                                   at LICENSOR’s option if LICENSEE has defaulted or been in excess of one (1) month late on its payment obligations pursuant to the terms of this AGREEMENT on any two (2) occasions in a twelve (12) month period, provided however, that LICENSEE shall have fourteen (14) days from receiving written notice from LICENSOR of the second default or late payment to cure the default or late payment to the reasonable satisfaction of LICENSOR, and so notifies LICENSOR, stating the manner of cure;

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

(g)                                  upon one hundred twenty (120) calendar days written notice from LICENSEE if any particular patent or patents included in PATENT RIGHTS and which account for at least thirty (30%) percent of the total royalty to LICENSOR pursuant to Article 4.1(b), is or are irrevocably adjudicated to be invalid; or

(h)                                 upon ninety (90) calendar days written notice from LICENSEE if LICENSOR is in breach of Section 11.1 (Confidential Information and Publication) unless, before the end of the such ninety (90) calendar-day notice period, LICENSOR has cured the default or breach to LICENSEE’s reasonable satisfaction and so notifies LICENSEE, stating the manner of the cure.

13.3                        (a)           Upon one hundred twenty (120) calendar days written notice from LICENSEE, LICENSEE may terminate its obligations to make payments under this AGREEMENT solely with respect to a particular patent or patents included in PATENT RIGHTS, provided such particular patent or patents is or are irrevocably adjudicated to be invalid; such termination of payments shall only apply in respect of SALES in the territory for which such particular patent or patents are invalidated and the definition of PATENT RIGHTS shall be deemed to have been amended by the deletion therefrom of such patent or patents and subject to such amendment this AGREEMENT shall continue in force.

(b)                                 LICENSOR may terminate this AGREEMENT in respect of any patent or patent application comprised within PATENT RIGHTS at any time in accordance with the provisions of Section 6.2 hereinabove and, where LICENSOR does so, the definition of PATENT RIGHTS shall be deemed to have been amended by the deletion therefrom of such patent or patent application and subject to such amendment this AGREEMENT shall continue in force.

13.4                        Upon termination of this AGREEMENT:

(a)                                 nothing herein will be construed to release any party of any obligation maturing prior to the effective date of the termination:

(b)                                 LICENSEE covenants and agrees to be bound by the provisions of Articles IV (Consideration, Payments and Reports), IX (Indemnification and Insurance), X (Use of LICENSOR’s Name), and XI (Confidential Information and Publication) of this AGREEMENT;

(c)                                  LICENSOR agrees to be bound by Article XI;

(d)                                 To the extent that termination is caused other than by breach of LICENSEE, LICENSEE may, after the effective date of the termination, sell all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination, provided LICENSEE pays the earned royalty thereon and any other amounts due pursuant to Article IV of this AGREEMENT.

(e)                                  Subject to Section 13.3(d), LICENSEE agrees to cease and desist any use and all SALE of the LICENSED SUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT and to provide to LICENSOR within ninety (90) days of the date of termination a written statement showing all monies due to but not paid to LICENSOR under Section 4 hereinabove in respect of the period up to and including the date of termination and LICENSEE AGREES to

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

pay to LICENSOR all such monies at the same time as it delivers such statement to LICENSOR; and

(f)                                   LICENSEE grants to LICENSOR, CARDIFF, REGA and KUL a nonexclusive royalty bearing license with the right to sublicense others with respect to improvements made by LICENSEE (including improvements licensed by LICENSEE from third parties) but excluding any improvements assigned to LICENSOR hereunder. LICENSEE and LICENSOR and CARDIFF and REGA and KUL agree to negotiate in good faith the royalty rate for the nonexclusive license.

(g)                                To the extent that termination is caused other than by breach of LICENSEE, LICENSEE shall provide LICENSOR with a final statement of NET SALES within six (6) months following termination, and shall pay any royalties due no more than thirty (30) calendar days thereafter,

13.5                        Upon expiry of this AGREEMENT, LICENSEE shall, for a period of five (5) years alter the first (lst) commercial SALE of such LICENSED PRODUCT (or such part of such period as extends beyond the expiry date of this AGREEMENT), continue to pay royalties, milestone payments and other sums in respect of such LICENSED PRODUCT in accordance with sections 4.1(b), (c) and (d) hereinabove UNLESS LICENSEE can reasonably demonstrate that such LICENSED PRODUCT does not use or incorporate TECHNOLOGY RIGHTS of a confidential nature and in assessing whether or not such TECHNOLOGY RIGHTS are of a confidential nature any such TECHNOLOGY RIGHTS that are in the public domain as a result of any act or omission by LICENSEE (other than the inclusion of or reference to such TECHNOLOGY RIGHTS in a published application for a patent or issued patent) shall be deemed to be of a confidential nature; and LICENSEE shall comply with the provisions of sections 4.3, 4.4, 4.5. 4.6, 4.7 and 4.9 during such period.

XIV.     WARRANTY: SUPERIOR-RIGHTS

14.1                        LICENSOR represents and warrants that at EFFECTIVE DATE (a) it and REGA are jointly the owners of the entire right, title, and interest in and to PATENT RIGHTS and TECHNOLOGY RIGHTS, (b) it has the sole right to grant sublicenses thereunder, (c) it has not granted sublicenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein; (d) it is not aware (not having made any enquiries or carried out any searches) of any belief that any patent comprised within PATENT RIGHTS is not valid or of any patent owned by LICENSOR and not included in PATENT RIGHTS which would be infringed by LICENSEE’s use of PATENT RIGHTS in accordance with the terms of this AGREEMENT.

14.2                        LICENSEE understands and agrees that LICENSOR, by this AGREEMENT, makes no representation as to the quality, operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of LICENSED SUBJECT MATTER, PATENT RIGHTS or TECHNOLOGY RIGHTS, LICENSOR, by this AGREEMENT, also save as set out in section 14.1 hereinabove makes no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

be held, by others or by LICENSOR in the LICENSED FIELD nor does LICENSOR make any representation that the inventions contained in PATENT RIGHTS and/or LICENSED SUBJECT MATTER do not infringe any other patents now held or that will be held by others.

14.3                        LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in any way by LICENSOR or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) LICENSEE has had the opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT; and (b) LICENSEE possesses adequate knowledge and expertise, or has had the opportunity to use knowledgeable and expert consultants, to adequately conduct such due diligence, and subject to the representations and warranties provided by LICENSOR in section 14.1, agrees to accept all risks inherent herein; (c) LICENSEE is a corporation duly incorporated and validly existing under the laws of the state of Delaware, United States of America, with all corporate power and authority to enter into this Agreement and to perform its obligations hereunder including payment of all sums due to the Licensor hereunder; (d) the execution of this AGREEMENT by LICENSEE has been duly authorised by all requisite action on the part of LICENSEE and constitutes a valid, binding and enforceable obligation of LICENSEE; and (e) LICENSEE is not a party to any agreement (express or implied that may conflict with its obligations hereunder.

XV.     PARENT COMPANY GUARANTEE

15.                             As material inducement for LICENSOR to enter into and perform this AGREEMENT, LICENSEE has procured a guarantor acceptable to LICENSOR, who has entered into a guarantee agreement in the form set out in Exhibit II

XVI.     GENERAL

16.1                        This AGREEMENT constitutes the entire and only agreement between the PARTIES for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both PARTIES.

16.2                        Any notice required by this AGREEMENT shall be in writing and served personally or sent by registered or certified mail (postage prepaid) or by overnight courier service or by facsimile (and confirmed by airmail, postage prepaid) and addressed to the relevant party as follows:

If to LICENSOR to:

University College Cardiff Consultants Limited

30-36 Newport Road

Cardiff CF24 0DE, UK

ATTENTION: Dr. Nick Bourne

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Fax: +44 29 20 87 41 89

If to LICENSEE to:

ContraVir Research Incorporated

595 Stewart Avenue

Garden City

New York 11530

ATTENTION: Donald H. Picker, President

Fax: +1 212 297 0010

or to such other addresses or facsimile number as may be given from time to time under the terms of this notice provision. Any notice served personally shall be deemed to have been given upon such service. Any notice sent by mail shall be deemed to have been served five (5) days after the same shall have been posted and any notice sent by facsimile shall be deemed to have been served upon transmission and in providing such service it shall be sufficient to prove that the letter or facsimile was properly addressed and as the case may be posted or transmitted.

16.3                        LICENSEE agrees to comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

16.4                        This Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales and the PARTIES hereby exclusively submit to the jurisdiction of the courts of England and Wales,

16.5                        Failure of LICENSOR to enforce a right under this AGREEMENT will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved,

I6.6                          Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

16.7                        If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable,

16.8                        Save in respect of CARDIFF, REGA and KUL who shall each be entitled to enforce the provisions of Sections 15, 5.1, 9.1. 9.3, 10.1, 11.4 and 13.4(f) neither party intends that any provision of this AGREEMENT shall be enforceable by any person, firm, company or organisation who is not a party to this Agreement whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this AGREEMENT.

SIGNED by

N. B. BOURNE	/s/ N. B. Bourne

duly authorised representative
for and on behalf of UNIVERSITY
COLLEGE CARDIFF CONSULTANTS
LIMITED

SIGNED by

DONALD H. PICKER	/s/ Donald H. Picker

duly authorised representative
for and on behalf of
CONTRAVIR RESEARCH
INCORPORATED